Exhibit 3.54

ARTICLES OF INCORPORATION

OF

PERRIGO RESEARCH & DEVELOPMENT COMPANY

These Articles of Incorporation are signed by the incorporator for the purpose of forming a domestic profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, as follows:

ARTICLE I

The name of the corporation is:

PERRIGO RESEARCH & DEVELOPMENT COMPANY

ARTICLE II

The corporation may engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act.

ARTICLE III

The total authorized capital stock is sixty thousand (60,000) shares of common stock with no par value. The authorized shares of stock are all of one class with equal voting rights, and each share shall be equal with every other share.

ARTICLE IV

The street address and mailing address of the initial registered office is 515 Eastern Avenue, Allegan, Michigan 49010. The name of the Resident Agent at the registered office is John R. Nichols.

ARTICLE V

The name and address of the incorporator are:

Douglas R. Schrank

515 Eastern Avenue

Allegan, Michigan 49010

ARTICLE VI

The term of corporate existence is perpetual.

ARTICLE VII

Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

ARTICLE VIII

So long as the shareholders of the corporation shall be empowered by law to adopt, amend or repeal by-laws for the corporation, such action may be taken by the shareholders only by the favorable vote of the holders of not less than eighty percent (80%) of the issued and outstanding shares of the Common Stock of the corporation unless such action has first been recommended by the favorable vote of at least a majority of the whole Board of Directors of the corporation. To the extent not in conflict or inconsistent with the other provisions of these Articles of Incorporation, the by-laws for the corporation may be amended in whole or in part by a majority of the Board of Directors then in office.

ARTICLE IX

1. No Director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which the director is not entitled, (b) intentional infliction of harm on the corporation or its shareholders, (c) a violation of Section 551 of the Michigan Business Corporation Act, or (d) an intentional criminal act. If the Michigan Business Corporation Act is amended to authorize the further elimination or limitation of liability of directors, then, in addition to the limitation on personal liability contained in these Articles of Incorporation, the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment to these Articles of Incorporation inconsistent with this Article IX shall have any effect to increase the liability of any director of the corporation with respect to any act or omission of such director occurring prior to such amendment.

2. The corporation shall indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

3. The corporation shall indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

4. To the extent that a director or officer or a former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 2 or 3 of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

5. Except as provided in Section 7 of this Article IX, any indemnification under Sections 2 or 3 of this Article IX (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer or former director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 2 or 3 of this Article IX. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (b) if such quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

6. Expenses incurred in defending a civil or criminal action, suit or proceeding described in Sections 2 or 3 of this Article IX shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding provided that such advance payments are authorized in the same manner as provided in Section 5 of this Article IX, and the corporation receives an undertaking by or on behalf of the director or officer or former director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

7. Nothing contained in this Article IX shall affect or limit the rights to indemnification to which a director or officer or former director or officer of the corporation or of another corporation, partnership, joint venture, trust or other enterprise which he is or was serving at the request of the corporation may be entitled by contract, under the corporation’s bylaws, or otherwise by law. The indemnification provided in this Article IX shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, personal representatives, and administrators of such person.

8. The corporation may indemnify any person for liability incurred by reason of the fact he is or was an employee or agent (but not a director or officer) of the corporation or is or was serving at the request of the corporation as an employee or agent (but not a director or officer) of another corporation, partnership, joint venture, trust or other enterprise whenever the Board of Directors deems it equitable or desirable that such indemnification be made.

9. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have power to indemnify him against such liability under the foregoing provisions of this Article IX.

10. For the purpose of this Article IX, references to “the corporation” include all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

ARTICLE X

This corporation reserves the right to amend, alter, change, add to or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred by these Articles of Incorporation on shareholders, directors and officers are granted subject to this reservation.

The Incorporator, by its authorized officer, has signed these Articles of Incorporation this 14 day of May, 2002.

/s/ Douglas R. Schrank
Douglas R. Schrank, Incorporator

00035 (001) 163384.001